Exhibit 23.01

Victor D. Schwarz, LLC
Attorney at Law
2681 Parleys Way, Suite 203
Salt Lake City, Utah 84109

December 7, 2000

Board of Directors
Rubicon Medical Corporation
2064 West Alexander
Salt Lake City, Utah 84109

     Re: Rubicon Medical Corporation
         Registration Statement on Form SB-2

Gentlemen:

We have been retained by Rubicon Medical Corporation (the "Company") in connection with the registration statement (the "Registration Statement") on Form SB-2 to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You have requested that we render our opinion as to whether or not the securities proposed to be sold by the Selling Shareholders on the terms set forth in the Registration Statement have been validly issued, fully paid, and nonassessable.

     In connection with this request, we have examined the following:

     1.   Articles of Incorporation of the Company;
     2.   Bylaws of the Company;
     3.   Unanimous consent resolutions of the Company's board of directors;
     4.   The Registration Statement.


We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant.

Based on the above examination, we are of the opinion that the securities of the Company to be sold pursuant to the Registration Statement will be validly authorized and issued, fully paid, and nonassessable under corporate laws of the state of Delaware.

This opinion is limited in scope to the shares being sold pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement, including updated opinions concerning the validity of issuance of such shares.

Further, we consent to our name, Victor D. Schwarz, LLC, being included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,


Victor D. Schwarz